EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contacts:
Marina H. Norville, marina.h.norville@aexp.com, +1.212.640.2832
Mike O’Neill, mike.o’neill@aexp.com, +1.212.640.5951

Investors/Analysts Contacts:
Ken Paukowits, ken.f.paukowits@aexp.com, +1.212.640.6348
Rick Petrino, richard.petrino@aexp.com, +1.212.640.5574

AMERICAN EXPRESS PLANS TO INCREASE QUARTERLY DIVIDEND BY 15 PERCENT

AND BUY BACK UP TO $4.0 BILLION OF COMMON SHARES IN 2013

New York – March 14, 2013 - American Express Company (NYSE: AXP) said today that the Board of Governors of the Federal Reserve System did not object to its 2013 capital plan to increase the Company’s quarterly dividend to 23 cents per share, to repurchase up to $3.2 billion of common shares during the last three quarters of 2013 and to repurchase up to an additional $1.0 billion in the first quarter of 2014. The Company also said that it expects to repurchase approximately $800 million of common shares during the first quarter of 2013 under the Company’s 2012 capital plan.

The dividend increase would amount to 3 cents per share, or 15 percent.  The share repurchases in 2013 would be in line with the amounts that were actually repurchased last year under the 2012 capital plan.  Dividends and share repurchases are subject to approval by the Company’s board of directors.

As indicated in the Federal Reserve report issued earlier today, the 2013 capital plan would generate a minimum Tier 1 common ratio of 6.42 percent under the Federal Reserve’s “severely adverse stress scenario” during the nine-quarter forecasting period through the fourth quarter of 2014.

The 2013 capital plan revises an initial plan that was submitted to the Federal Reserve by American Express in January of this year. The initial plan had included a quarterly dividend of 23 cents, share repurchases of up to $4.7 billion during the last three quarters of 2013 and up to $1 billion in the first quarter of next year.

The Company prepared the initial plan using the Federal Reserve’s severe stress scenario, and basing it on the Company’s own internal analysis of operating performance.  This internal analysis yielded a minimum Tier 1 common ratio of 9.2 percent during the forecasting period, above the 5 percent minimum threshold established by the Federal Reserve.  However, the Federal Reserve, using its own models and analysis, concluded that the Company’s initial plan would have generated capital ratios below the minimum thresholds for at least one quarter during the nine-quarter forecasting period.  Under the Federal Reserve’s guidelines, and as indicated in the Federal Reserve report issued earlier today, the Company revised and resubmitted its plan.

Both the Company and the Federal Reserve analyses indicated that American Express would remain cumulatively profitable under the severe stress scenario. However, the Federal Reserve projected cumulative loan loss provisions that were $3.1 billion above the Company’s own estimates, and $4.6 billion higher than the Federal Reserve’s analysis a year ago.   As indicated in the Federal Reserve report published last week, some of the Federal Reserve’s models used in this year’s analyses changed substantially or were newly implemented.

The current indicators of credit quality in the Company’s lending and charge card portfolio continue to be excellent, and American Express has not changed its overall credit standards.

Although the capital distributions in the Company’s initial plan would have been greater than actual 2012 levels, the resulting capital ratios under a baseline scenario would have remained above the Company’s 10 percent Tier 1 common target.  The Company’s initial plan was influenced, in part, by its actual performance during the financial crises of 2008-09, when American Express remained profitable each quarter and maintained its regular dividend.

The Company has maintained a Tier 1 common ratio higher than its 10 percent target during recent years in light of uncertainty about the final US capital rules and Basel II requirements.

As previously disclosed, the Company aims to return, on average and over time, approximately 50 percent of the capital it generates to shareholders in the form of dividends and share buybacks.

Given its strong capital ratios, relatively low levels of acquisitions, and a spend-centric business model that generates modest balance sheet growth, the Company has been able to return substantially more than the 50 percent target over the last two  years.

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Today, the Company also released certain disclosures of its own stress test, as required by the Federal Reserve.  These results can be found on the Company’s Investor Relations web site at http://ir.americanexpress.com.  These disclosures do not reflect the 2013 capital plan described above, but reflect certain assumptions and capital actions as required under the Federal Reserve’s rules.

About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/companies/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

Key links to products and services: charge and credit cards, business credit cards, travel services, gift cards, prepaid cards, merchant services, business travel, and corporate card.